Exhibit 10.1
TERM SHEET

March 6, 2009

    This term sheet (“Term Sheet”) summarizes the principal terms of a settlement agreement (the “Settlement”) between SemGroup, L.P. (“SemGroup”) and certain of its affiliates and SemGroup Energy Partners, L.P. (“SGLP”) and certain of its affiliates.  SemGroup and SGLP intend for this Term Sheet to be legally binding and to create legally enforceable obligations between the parties hereto with respect to the Settlement, subject to the approval of the Bankruptcy Court (as defined below).  SemGroup and SGLP agree to negotiate and execute definitive documentation with respect to the Settlement as soon as practicably possible, which will supersede this Term Sheet when so executed.  The agreements and acknowledgements contained herein will become effective upon approval by the Bankruptcy Court and the satisfaction of the conditions set forth in Section 17 of this Term Sheet.  Certain defined terms used in this Term Sheet are set forth below.

    “Bankruptcy Cases” means (i) the chapter 11 cases commenced by SemGroup and certain of its direct and indirect subsidiaries (other than SemGroup Holdings) on July 22, 2008, jointly administered under Case No. 08-11525 (BLS) and (ii) the chapter 11 case commenced by SemGroup Holdings on October 22, 2008 under Case No. 08-12504 (BLS).

    “Bankruptcy Code” means title 11 of the United States Code, as amended.

    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Bankruptcy Cases from time to time.

    “Crude Barrels” means the tank bottoms and line fill barrels associated with SGLP’s crude oil business as determined by the SemGroup Parties, and agreed to by the SGLP Parties, in accordance with normal industry practice.

    “Dropdown Agreements” mean, collectively, (i) the Contribution, Conveyance, Assignment and Assumption Agreement, dated as of May 23, 2007, by and among SemCrude, SemGroup, SemOperating, SemPipe GP and SGEP, (ii) the Closing Contribution, Conveyance, Assignment and Assumption Agreement, dated as of July 20, 2007, by and among SGLP, SGLP GP, SGLP Operating, SemGroup Holdings, SemCrude and SemGroup, (iii) the Purchase and Sale Agreement, dated as of January 14, 2008, by and between SemMaterials and SGLP Operating, (iv) the Contribution Agreement, dated as of January 28, 2008, by and among SemMaterials, KC Asphalt and SMEP, (v) the Purchase and Sale Agreement, dated as of May 12, 2008, by and between SemCrude and SGEP, (vi) the Contribution Agreement, dated as of May 30, 2008, by and between SemCrude and SGLP Crude Storage and (vii) the Purchase and Sale Agreement, dated as of May 20, 2008, by and between SemCrude and SGEP.

    “Dropdowns” mean the following transfers from SemGroup or its affiliates to SGLP or its affiliates: (i) the contribution of certain crude oil assets on July 20, 2007; (ii) the sale of liquid asphalt assets on February 20, 2008; (iii) the sale of the Eagle North Pipeline System on May 12, 2008; and (iv) the sale of additional crude oil assets on May 30, 2008.

    “Eaglwing” means Eaglwing, L.P., a wholly-owned subsidiary of SemGroup.

    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    “KC Asphalt” means K.C. Asphalt, L.L.C., a wholly-owned subsidiary of SemGroup.

    “Omnibus Agreement” means the Amended and Restated Omnibus Agreement dated as of February 20, 2008 (as amended from time to time), by and among SemGroup, SemManagement, SemMaterials, SGLP, SGLP GP and SMEP.

    “SemCrude” means SemCrude, L.P., a wholly-owned subsidiary of SemGroup.

    “SemGroup Holdings” means SemGroup Holdings, L.P., a wholly-owned subsidiary of SemGroup.

    “SemGroup Parties” means SemGroup and each of its direct and indirect subsidiaries, other than SGLP GP, SGLP and each of its direct and indirect subsidiaries.  For purposes of this agreement, no SGLP Party shall be considered an affiliate of any SemGroup Party.

    “SemManagement” means SemManagement, L.L.C., a wholly-owned subsidiary of SemGroup.

    “SemMaterials” means SemMaterials, L.P., a wholly-owned subsidiary of SemGroup.

           “SemOperating” means SemOperating G.P., L.L.C., a wholly-owned subsidiary of SemGroup.

    “SemPipe GP” means SemPipe G.P., L.L.C., a wholly-owned subsidiary of SGLP.

    “September Order” means the agreed order approved by the Bankruptcy Court on September 8, 2008 with respect to SGLP’s motion seeking adequate protection and modification of the stay filed on August 15, 2008.

    “SGEP” means SemGroup Energy Partners, L.L.C., a wholly-owned subsidiary of SGLP.

    “SGLP Parties” means SGLP GP, SGLP and each of its direct and indirect subsidiaries.  For purposes of this Agreement, no SemGroup Party shall be considered an affiliate of any SGLP Party.

           “SGLP Crude Storage” means SemGroup Crude Storage, L.L.C., a wholly-owned subsidiary of SGLP.

    “SGLP GP” means SemGroup Energy Partners G.P., L.L.C., the general partner of SGLP.

    “SGLP Operating” means SemGroup Energy Partners Operating, L.L.C., a wholly-owned subsidiary of SGLP.

    “SMEP” means SemMaterials Energy Partners, L.L.C., a wholly-owned subsidiary of SGLP.

    “Terminal Access and Use Agreement” means the Terminal Access and Use Agreement dated as of January 28, 2008 (as amended from time to time), by and among SemMaterials, KC Asphalt and SMEP.

    “Terminalling and Storage Agreement” means the Terminalling and Storage Agreement dated as of February 20, 2008 (as amended from time to time), by and between SemMaterials and SMEP.

    “Throughput Agreement” means the Throughput Agreement, dated as of July 20, 2007 (as amended from time to time), by and among SGLP, SGEP, SemCrude, SemGroup and Eaglwing.

Item	Details
1. SGLP Kansas Tankage
• SemCrude owns the pipelines in Kansas and Northern Oklahoma reflected on Schedule 1 hereto (the “Kansas Pipeline”).  SGLP owns storage tanks, related equipment and associated easement and leasehold land rights that are connected to, adjacent to, or otherwise contiguous with SemCrude’s Kansas Pipeline (“KS Crude Transferred Assets”).  SGLP hereby agrees to transfer the KS Crude Transferred Assets (with the exception of the truck unloading equipment and related assets) to SemCrude free and clear of any liens, claims or encumbrances.  For clarification, (i) the KS Crude Transferred Assets will not include any storage tanks, related equipment and associated easement and leasehold land rights owned by the SGLP Parties at Cushing and (ii) after such transfer, SGLP’s only assets related to the Kansas Pipeline will consist of the truck unloading equipment and related assets.

• SGLP will have access to the KS Crude Transferred Assets as reasonably necessary to perform transportation services.

• All environmental, regulatory, and operating permits for the KS Crude Transferred Assets will be transferred to SemCrude to the extent permitted by law.  If a transfer is not permitted by law SGLP will work in good faith with SemCrude to have the permits issued to SemCrude or its affiliate by the applicable agency.

2. Rejected Contracts
• The following contracts will be rejected by the SemGroup Parties in the Bankruptcy Cases: (i) the Terminalling and Storage Agreement, (ii) the Throughput Agreement, (iii) the Omnibus Agreement and (iv) any guaranty executed by SemGroup in favor of SMEP, SGLP or its affiliates with respect to the foregoing contracts (collectively, the “Rejected Contracts”).  The parties will negotiate a new throughput agreement and a new shared services agreement as described below.

• Except as provided in the following paragraphs, (i) the SemGroup Parties, on behalf of themselves and their respective bankruptcy estates, hereby release the SGLP Parties from all claims in the Bankruptcy Cases in connection with any of the Rejected Contracts, including any claims under chapter 5 of the Bankruptcy Code for payments made under the Rejected Contracts, and (ii) the SGLP Parties hereby release the SemGroup Parties and their respective bankruptcy estates from all claims in the Bankruptcy Cases in connection with any of the Rejected Contracts, including for rejection damages.  Notwithstanding the foregoing, the SemGroup Parties will be responsible for all amounts owing to the SGLP Parties under the Rejected Contracts (as modified by the terms in Section 13 of this Term Sheet), and the SGLP Parties will be responsible for all amounts owing to the SemGroup Parties under each Rejected Contract for periods up to the date that such contract is rejected.  Such amounts may be netted in accordance with the September Order.

• SGLP, SMEP, SemMaterials, KC Asphalt and SemGroup hereby agree that SMEP will have a claim against SemMaterials, KC Asphalt and guarantor SemGroup in the amount of $35 million as a result of the rejection of the Terminalling and Storage Agreement.  Such claim shall be allowed as a general unsecured claim in the Bankruptcy Cases of SemMaterials, KC Asphalt and SemGroup.

• SGLP, SGEP, SemCrude, Eaglwing and SemGroup hereby agree that SGLP and its affiliates will have a claim against SemCrude, Eaglwing and SemGroup in the amount of $20 million as a result of the rejection of the Throughput Agreement.  Such claim shall be allowed as a general unsecured claim in the Bankruptcy Cases of SemCrude, Eaglwing and SemGroup.

• SGLP, SMEP and SGEP hereby agree to release all claims against (i) the Existing Asphalt Inventory (as defined below) and any proceeds thereof and (ii) the crude inventory of SemGroup or its affiliates located in pipelines or storage tanks of SGLP or its affiliates and any proceeds thereof.

• SGLP and SemGroup will use commercially reasonable efforts to identify any additional contracts that should be rejected.

3. Terminal Access and Use Agreement
• If SemMaterials and its affiliates sell liquid asphalt assets pursuant to a Third-Party PSA (as defined below), then the Terminal Access Agreement will be assumed by SemMaterials and KC Asphalt and assigned to the purchaser of the Asphalt Transferred Assets.  SGLP hereby agrees that no payments, including cure payments, or assurances of future performance will be required in connection with such assumption and assignment.

• If SemMaterials and its affiliates transfer the Asphalt Transferred Assets (as defined below) to SGLP or one of its affiliates, then SemMaterials and KC Asphalt will reject the Terminal Access Agreement in the Bankruptcy Cases.  SGLP, SemGroup and their respective affiliates who are party to the Terminal Access Agreement will waive any claims in the Bankruptcy Cases in connection with the Terminal Access Agreement, including for rejection damages.

4. New Contracts
• SGLP and SemCrude hereby agree to negotiate in good faith a shared services agreement (the “Shared Services Agreement”) pursuant to which SemCrude will provide operational employees to perform certain specific tasks for SGLP, at amounts and for such periods as to be agreed by the parties.

• SGLP and SemCrude hereby agree to negotiate in good faith an agreement regarding the use of the SCADA system (the “SCADA Agreement”) pursuant to which SemCrude will provide operational services with respect to the SCADA system for a period of five years with two optional renewal periods of five years each at SGLP’s option.  The SCADA Agreement will provide, among other things, that (i) SGLP will reimburse SemCrude for its proportional share of any operational costs (excluding maintenance and capital expenditures) and third party usage fees related to the SCADA system and (ii) a purchaser (if any) of SemGroup’s or its affiliates’ crude oil assets shall assume the obligations under the SCADA Agreement to provide services to SGLP.

• SGLP and SemCrude will agree to negotiate in good faith a new throughput agreement (the “New Throughput Agreement”) pursuant to which SGLP will provide to SemCrude the following services: (i) pipeline gathering and transportation services, (ii) truck gathering and transportation services and (iii) terminalling and storage services at Cushing.  The New Throughput Agreement will provide that SemCrude will be charged at market terms for such services and will require no minimum usage.

• SGLP and SemCrude will agree to negotiate in good faith an office sublease agreement pursuant to which SemCrude will sublease space and related equipment, each at market rates, for its employees in the Oklahoma City operations building and the Cushing Interchange operations building.

• The above contracts will be subject to approval by the Bankruptcy Court.

5. Tank Bottoms and Line Fill
• Upon either the SGLP Closing Date or the PSA Closing Date, 355,000 Crude Barrels owned by SemCrude (the “Transferred Barrels”) will be transferred to SGLP free and clear of all liens, claims and encumbrances.   Any liens on the Transferred Barrels in favor of creditors of SemGroup and its affiliates will be replaced by liens on the KS Crude Transferred Assets in favor of such creditors.

• Any Crude Barrels not transferred to SGLP pursuant to the paragraph above will be delivered to SemCrude at its direction pursuant to the New Throughput Agreement within 60 days after either the SGLP Closing Date or the PSA Closing Date, as applicable.

6. Netting of Pre-Petition Claims
• SGLP and SemGroup hereby agree that all amounts owing to SemGroup and its affiliates under the Omnibus Agreement prior to July 22, 2008 shall be netted against amounts owed to SGLP and its affiliates under the Terminalling and Storage Agreement and the Throughput Agreement prior to July 22, 2008.  Any positive balance owing as of the date hereof after such netting of pre-bankruptcy account balances shall be waived, regardless of whether the balance is owing to SGLP or SemGroup.

7. SemCrude Employees
• SemCrude and SGLP hereby agree to negotiate in good faith regarding which operational and corporate employees SGLP crude operations will offer employment to, which employment will be effective as soon as practical.

8. Dropdown Issues
• Schedule 2 to this Term Sheet sets forth the agreed-upon list of issues related to the Dropdowns.  SemGroup and its affiliates hereby agree to take all actions necessary to effect the transfer of the items identified as the SemGroup Outstanding Items on Schedule 2 to SGLP and its affiliates, free and clear of any liens, claims or encumbrances.  SGLP and its affiliates hereby agree to take all actions necessary to effect the transfer of items identified as the SGLP Outstanding Items on Schedule 2 to SemGroup and its affiliates, free and clear of any liens, claims or encumbrances.

• The SemGroup Parties, on behalf of themselves and their respective bankruptcy estates, hereby release the SGLP Parties from all claims (including any claims under chapter 5 of the Bankruptcy Code) relating to any transfer of assets (collectively, the “SGLP Dropdown Assets”), by the SemGroup Parties pursuant to or in connection with the Dropdown Agreements, including the SemGroup Outstanding Items, and the ownership of the SGLP Dropdown Assets by the SGLP Parties.  The SGLP Parties hereby release the SemGroup Parties and their respective bankruptcy estates from all claims relating to any transfer of assets (collectively, the “SemGroup Dropdown Assets”), by the SGLP Parties pursuant to or in connection with the Dropdown Agreements, including the SGLP Outstanding Items, and the ownership of the SemGroup Dropdown Assets by the SemGroup Parties.

• The parties hereby agree to negotiate in good faith documentation related to the facilities at Cushing, Oklahoma, which may include (i) shared services/utilities agreement, (ii) ingress/egress/access agreement, (iii) fire protection agreement, (iv) product containment agreement, (v) reasonable easements for existing and contemplated pipelines (including use of additional line rights), etc.

• SemCrude hereby acknowledges that SGLP owns the Cushing Interchange operations building and the Oklahoma City operations building.

• SGLP and its affiliates will transfer the ownership rights, if any, they have in the SCADA system, including the software and hardware associated with such system, to SemGroup or its affiliates.

9. White Cliffs Issues
• Schedule 3 to this Term Sheet sets forth the agreed-upon list of issues related to SemCrude’s White Cliffs pipeline.  SGLP hereby agrees to take all actions necessary to effect the transfer of items listed on Schedule 3 to White Cliffs Pipeline, L.L.C., free of any liens, claims or encumbrances.

10. Bankruptcy Court Approval	• Promptly after the execution of this Term Sheet, SemGroup and its affiliates will file one or more motions with the Bankruptcy Court seeking approval of such matters.
11. License
• SGLP and its affiliates shall have a non-exclusive, worldwide right and license (the “License Agreement”) to use the names SemGroup and SemMaterials and the “Triple S Shield” logo for a transition period, which shall end no later than December 31, 2009.  If, by December 31, 2009, SemGroup and its affiliates determine that they no longer need SemGroup and/or SemMaterials and/or the “Triple S Shield” logo as their principal trade names or logos, they agree to negotiate in good faith a trademark assignment agreement to transfer such names or logo, as applicable, to SGLP at no cost.  SemGroup, SemMaterials and their affiliates shall waive any and all claims for infringement or otherwise relating to SGLP’s and its affiliates’ use of such names and logo prior to the effective date of the License Agreement.

12. Mutual Cooperation
• SGLP and SemGroup hereby agree to use all commercially reasonable efforts to take, or cause their respective affiliates to take, all actions to consummate the transactions contemplated by this Term Sheet.

13. Additional Provisions
• SemMaterials hereby agrees to transfer to SGLP or one of its affiliates, free of all liens, claims and encumbrances, all of SemMaterials’ and its affiliates’ assets that are connected to, adjacent to, or otherwise contiguous with SGLP’s or its affiliates’ liquid asphalt cement facilities, including, without limitation, all asphalt cement and residual fuel oil storage tanks, related equipment and associated easement and leasehold land rights (collectively, the “Asphalt Transferred Assets”), at 10:00 a.m. Eastern time, Tuesday, March 31, 2009 (which may be extended by mutual agreement of SGLP and SemGroup, the “SGLP Closing Date”); provided, however, if (i) SemMaterials and its affiliates execute a definitive purchase and sale agreement (a “Third-Party PSA”) with a third-party purchaser relating to all or substantially all of SemMaterials’ and its affiliates’ U.S. asphalt assets or business, in each case as a going concern, and all conditions to closing such sale (other than HSR approval) have occurred on or before 4:00 p.m. eastern time, Monday, March 30, 2009 (which may be extended by mutual agreement of SGLP and SemGroup, the “PSA Closing Date”) and (ii) as part of such third-party sale transaction, SGLP and such third-party purchaser have executed definitive agreements for the sale or use of SGLP’s asphalt storage and related assets on or before the PSA Closing Date, then the Asphalt Transferred Assets shall be transferred to such third-party purchaser pursuant to the Third-Party PSA.  For clarification, the Asphalt Transferred Assets shall solely consist of fixed assets (i.e. PP&E) and shall not include any prepaid expenses, accounts receivable or Existing Asphalt Inventory (as defined below).

• For the period from March 1, 2009 through the earlier of (i) the PSA Closing Date and (ii) March 31, 2009, the following waivers will apply: (a) SGLP and its affiliates hereby waive amounts due by SemMaterials and its affiliates under the Terminalling and Storage Agreement in connection with the storage of asphalt, (b) SemGroup and its affiliates hereby waive the administrative fee due by SGLP and its affiliates under the Omnibus Agreement and (c) SemGroup and its affiliates hereby waive the charges for operational services related solely to SemMaterials due by SGLP and its affiliates under the Omnibus Agreement.

The following provisions in this Section 13 shall only apply in the event that SemMaterials and its affiliates transfer the Asphalt Transferred Assets to SGLP or one of its subsidiaries.
• The Asphalt Transferred Assets will not include any of SemMaterials’ or its affiliates’ asphalt cement, residual fuel oil or other product or inventory that is currently stored in the Asphalt Transferred Assets or in SGLP’s or its affiliates’ liquid asphalt cement facilities (the “Existing Asphalt Inventory”).  SemMaterials and its affiliates shall use commercially reasonable efforts to consolidate the Existing Asphalt Inventory such that the commercially reasonable minimum number of tanks at each terminal shall be used to store the Existing Asphalt Inventory.  All Existing Asphalt Inventory shall be delivered out of or otherwise removed from the Asphalt Transferred Assets or SGLP’s liquid asphalt cement facilities no later than October 31, 2009.

• SemMaterials and its affiliates will have access to the Asphalt Transferred Assets as necessary to facilitate the further processing, sale, delivery and/or removal of the Existing Asphalt Inventory; provided, that SemMaterials and its affiliates shall be responsible for all costs, including, without limitation, all fuel and power costs for tanks containing Existing Asphalt Inventory, incurred with such further processing, sale, delivery and/or removal; provided, that SemMaterials shall not be responsible for any of SGLP’s overhead costs.  Any such costs will be prorated for the portion of the month or other time period the Asphalt Transferred Assets are used by SemMaterials and its affiliates to process, sell, deliver and/or remove the Existing Asphalt Inventory.

• All environmental, regulatory, and operating permits for the Asphalt Transferred Assets will be transferred to SGLP and its affiliates to the extent permitted by law.  If a transfer is not permitted by law SemMaterials and its affiliates will work in good faith with SGLP to have the permits issued to SGLP or its affiliate by the applicable agency.

• SemMaterials and its affiliates will pay a monthly storage service fee equal to $0.565 per barrel multiplied by the total shell capacity in barrels for each tank where SemMaterials and its affiliates has Existing Asphalt Inventory for any portion of such month for the period commencing on the SGLP Closing Date and continuing until all of the Existing Asphalt Inventory is delivered out of or otherwise removed from the Asphalt Transferred Assets or SGLP’s or its affiliates’ liquid asphalt cement facilities.

• SemMaterials and its affiliates will pay a throughput fee of $9.25 per ton for each ton of Existing Asphalt Inventory that is delivered out of or otherwise removed from the Asphalt Transferred Assets or SGLP’s or its affiliates’ liquid asphalt cement facilities after the SGLP Closing Date.  There will be no throughput fee for transfers of Existing Asphalt Inventory between tanks at the same or different locations.

• All utilities associated with the sites will be transferred to SGLP, and SGLP will assume responsibility for utility services provided on and after the SGLP Closing Date.  Prior to such transfer, utility services will continue to be reimbursed under the Omnibus Agreement.  The parties hereby agree to negotiate in good faith regarding deposits and letters of credit relating to such utilities to (i) facilitate the transfer of such utilities to SGLP without any disruption of service of such utilities after the transfer date and (ii) minimize the liquidity impact of such transfer to SGLP, including by agreeing to a transition period of up to six months for deposits or letters of credit (the aggregate of which is not expected to exceed $3,000,000).

• SemGroup and its affiliates shall be responsible for all obligations related to the ownership or operation of the Asphalt Transferred Assets on or prior to the SGLP Closing Date.  SGLP and its affiliates will be responsible for all obligations related to the ownership or operation of the Asphalt Transferred Assets after the SGLP Closing Date.

• SemMaterials will retain all intellectual property except as otherwise provided in the License Agreement and the last paragraph of this section.

• SGLP and its affiliates will have the option to have any of SemMaterials’ and its affiliates’ existing or potential subleases, storage agreements or leases with third parties relating to the Asphalt Transferred Assets transferred to SGLP and its affiliates; provided that SemMaterials will retain the agreements as long as needed and SGLP will be responsible for any cure payments required in connection with the assignment and assumption of such contracts.

• If SGLP or any of its affiliates sells any of the Asphalt Transferred Assets within 9 months following the SGLP Closing Date, then SGLP will pay SemMaterials 20% of the net proceeds received from each such sale.

• SGLP will have the option of hiring, without any fees, any of the employees that are associated with the operation or management of the Asphalt Transferred Assets or SGLP’s and its affiliates’ liquid asphalt cement facilities.

• SemMaterials and its affiliates will initially retain the asphalt front-office systems and related software licenses (i.e., SolArc Right Angle IV, PACE and BOL Manager systems) (the “SemMaterials Software”).  To the extent the SemMaterials Software is transferable and no longer needed by SemMaterials and its affiliates, SGLP will have the option of purchasing the SemMaterials Software at no cost; provided that SGLP will reimburse SemMaterials and its affiliates for any prepaid maintenance, licensing or other costs related to the SemMaterials Software.

14. Confidentiality
• SemGroup and SGLP acknowledge that they have executed a confidentiality agreement dated as of October 14, 2008 and a confidentiality agreement dated as of December 9, 2008 (the “Confidentiality Agreements”) and that this Term Sheet constitutes Confidential Information (as defined in the Confidentiality Agreements).  SemGroup and SGLP hereby consent to the filing of the Term Sheet with the Bankruptcy Court (as defined below) and agree that subsequent discussions regarding the terms of the Settlement shall continue to constitute Confidential Information and to be governed by the terms of the Confidentiality Agreements.  SemGroup and SGLP hereby consent to disclosure of the terms of the Settlement to their respective lenders and to SemGroup’s disclosure to its creditors and their advisors.

15. Governing Law
• This Term Sheet and all actions that may arise with respect thereto (whether in tort, contract or otherwise) shall be governed and construed in accordance with the laws of the State of New York without regard to conflict of laws principles that would result in the application of the laws of another state.

16. Jurisdiction
• During the pendency of the Bankruptcy Cases, the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Term Sheet and to decide any claims or disputes which may arise or result from, or be connected with, this Term Sheet or any breach or default hereunder, and any and all actions, suits or proceedings arising out of or related to the foregoing shall be filed and maintained only in the Bankruptcy Court.

17. Conditions to Effectiveness
• As a condition to each party’s agreements, obligations and acknowledgements under this Term Sheet, SGLP and its subsidiaries that are guarantors under SGLP’s credit agreement (i) shall have received consent from their lenders relating to the transactions contemplated by this Term Sheet, including, without limitation, the transfer of the KS Crude Transferred Assets to SemCrude and (ii) shall have received a waiver of all defaults or events of default under such credit agreement.

18. Counterparts	• This Term Sheet may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Term Sheet.
19. Releases
• The SemGroup Parties and the SGLP Parties hereby acknowledge and agree that the compromise and settlement described in this Term Sheet, including the releases (the “Specified Released Claims”), relate solely to the items and claims expressly described herein.  This Settlement is not intended to, nor shall have the effect of, releasing any rights or obligations of any parties with respect to any claims other than the Specified Released Claims, including any claims other than Specified Released Claims that are predicated on facts described in the examiner’s report in the Bankruptcy Cases. This Settlement is not intended to, nor shall have the effect of, releasing any claims against individuals.

Agreed to as of the date first written above:

SEMGROUP, L.P.

By: SemGroup G.P., L.L.C., its general partner

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

SEMMANAGEMENT, L.L.C.

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

SEMOPERATING G.P., L.L.C.

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

SEMMATERIALS, L.P.

By: SemOperating G.P., L.L.C., its general partner

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

K.C. ASPHALT, L.L.C.

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

SEMCRUDE, L.P.

By: SemOperating G.P., L.L.C., its general partner

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

EAGLWING, L.P.

By: SemOperating G.P., L.L.C., its general partner

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

SEMGROUP HOLDINGS, L.P.

By: SemGroup Holdings G.P., L.L.C., its general partner

By: /s/ Terrence Ronan
Name: Terrence Ronan
Title:   President & CEO

SEMGROUP ENERGY PARTNERS, L.P.

By: SemGroup Energy Partners G.P., L.L.C., its general partner

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SEMGROUP ENERGY PARTNERS OPERATING, L.L.C.

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SEMGROUP ENERGY PARTNERS, L.L.C.

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SEMGROUP CRUDE STORAGE, L.L.C.

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SEMPIPE G.P., L.L.C.

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SEMMATERIALS ENERGY PARTNERS, L.L.C.

By:/s/ Michael J. Brochetti
Name: Michael J. Brochetti
Title:   Chief Financial Officer

SCHEDULE 1

KANSAS PIPELINE

SCHEDULE 2

DROPDOWN ITEMS

SemGroup Outstanding Items

Dropdown #1

•	The following items in Oklahoma remain outstanding:
o	Willow Glen, Alfalfa County, Oklahoma. [This item may be removed if it is included in the KS Crude Transferred Assets.]
o	El Reno Truck Station, Canadian County, Oklahoma.
o	Goldsby Truck Station, Cleveland County, Oklahoma.
o	West Ponca Station, Kay County, Oklahoma. [This item may be removed if it is included in the KS Crude Transferred Assets.]
o	See Station, Noble County, Oklahoma. [This item may be removed if it is included in the KS Crude Transferred Assets.]
o	Oklahoma City Truck Station, Oklahoma County, Oklahoma.
o	Clack LACT, Texas County, Oklahoma.
o	Hooker LACT, Texas County, Oklahoma.

•	The following items in Texas remain outstanding:
o	Pampa Yard, Gray County, Texas.
o	Spearman Yard, Hansford County, Texas.
o	Canadian Yard, Hemphill County, Texas.
o	Hawkins Station, Wood County, Texas.
o	Taylor Station, Wood County, Texas.
o	Hawley Truck Station, Jones County, Texas.
o	Merkel Station, Taylor County, Texas.
o	Hawkins Station TM Lease Property, Wood County, Texas.
o	Pioneer tank batteries, Potter County, Texas.
o	Midland Truck Station, Midland County, Texas.
o	Forbes Truck Parking, Winkler County, Texas.
o	Taylor, Wood County, Texas.
o	Barnham Truck Parking, Dawson County, Texas.
o	Midland Yard, Midland County, Texas.
o	Haley Station, Winkler County, Texas.

•	The following items in Kansas remain outstanding: [Some or all of these items may be removed if they are included in the KS Crude Transferred Assets.]
o	Heinson SWD, Meade County, Kansas.
o	Craver SWD, Morton County, Kansas.
o	Susank Station, Butler County, Kansas.
o	Stafford Office, Stafford County, Kansas.

•	The following item in New Mexico remains outstanding:
o	Baby #1, Eddy County, New Mexico.

Dropdown #2

•	The following items remain outstanding:
o	Railroad consents and consents of lessors.
o	El Dorado, Kansas.
o	SemMaterials does not have a fully executed copy of Spokane WA lease.
o
13 of the Bank of America releases, retained easements or leasehold rights, deeds, assignments of leases, and related transfer documents and new Wachovia deeds of trust were filed of record post-petition covering the following properties:

♦	El Dorado, Butler County, KS
♦	Grand Island, Hall County, NE
♦	Ardmore, Carter County, OK
♦	Catoosa EM, Rogers County, OK
♦	Catoosa Port 33, Rogers County, OK
♦	Lawton, Comanche County, OK
♦	Muskogee, Muskogee County, OK
♦	Port of Catoosa (Frontier), Rogers County, OK
♦	Memphis EM, Shelby County, TN
♦	Lubbock, Lubbock County, TX
♦	Saginaw, Tarrant County, TX
♦	Hillyard, Spokane County, WA
♦	Pasco, Franklin County, WA
o
14 of the Bank of America releases, retained easements or leasehold rights, deeds, assignments of leases, and related transfer documents and new Wachovia deeds of trust were filed of record more than 30 days after the closing date and Title Policies were issued covering the following properties:

♦	Denver, Adams County, CO (lease site)
♦	Dodge City, Ford County, KS
♦	Halstead, Harvey County, KS
♦	Salina, Saline County, KS
♦	Bay City, Bay County, MI
♦	St. Louis, MO
♦	Parsons, Decatur County, TN
♦	North Salt Lake City, Davis County, UT
♦	Denver, Adams County, CO (fee site)
♦	Pekin, Peoria County, IL
♦	Sedalia, Pettis County, MO
♦	Glouchester City, Camden County, NJ
♦	Memphis, Shelby County, TN
♦	Newport News, VA

Dropdown #3

3 of the recorded Assignments were re-recorded after the bankruptcy filing date.

Dropdown #4

Partial Release, Special Warranty Deed and Deed of Trust were filed after the bankruptcy filing date.

SGLP Outstanding Items

Dropdown #1

•	The following items in Oklahoma remain outstanding:
o
Statewide: SGLP has not granted easements for the SemCrude pipelines running through SGLP’s land, including regarding ingress and egress at Cushing.  [Some of this item may be removed if it is included in the KS Crude Transferred Assets.]

o	Fiske Pump Station, Kay County, Oklahoma was erroneously transferred to SGLP so SGLP needs to transfer it back to SemCrude.

•	The following items in Kansas remain outstanding:
o	Statewide: SGLP has not granted easements for the SemCrude pipelines running through SGLP’s land. [This item may be removed if it is included in the KS Crude Transferred Assets.]
o
Statewide.  SGLP has not transferred the ground bed easements that were erroneously granted to it by third party landowners to SemCrude.  [This item may be removed if it is included in the KS Crude Transferred Assets.]

Dropdown #2

8 of the fee properties transferred to SGLP had appurtenant leases that were to be assigned to SGLP with SemCrude receiving a Retained Leasehold Interest Agreement re: each lease.  We need to determine whether or not (i) each Retained Leasehold Interest Agreement was executed, (ii) each Assignment and Assumption of Lease was executed and (iii) consents of Lessor’s were obtained, where required.

Dropdown #3

None.

Dropdown #4

None.

SCHEDULE 3

White Cliffs Outstanding Issues

•	Cunningham, KS. SGLP has not granted lease rights for White Cliffs pipeline, pump station and equipment on SGLP’s land. [This item may be removed if it is included in the KS Crude Transferred Assets.]

•	Cushing, OK. SGLP has not granted easement rights for White Cliffs pipeline and connection on SGLP’s land.